UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 4, 2006
infoUSA Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19598 (Commission File Number)	47-0751545 (IRS Employer Identification No.)

5711 South 86th Circle
Omaha, Nebraska		68127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (402) 593-4500

N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Press Release

Item 2.01 Completion of Acquisition or Disposition of Assets.
On December 4, 2006, infoUSA Inc., a Delaware corporation (“Parent”), completed its previously announced merger of Opinion Research Corporation, a Delaware corporation (the “Company”) with and into Spirit Acquisition, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Parent, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 4, 2006 and amended as of October 16, 2006, by and among Parent, Merger Sub, and the Company. As a result of the merger, each outstanding share of common stock of the Company (other than shares owned by Parent or with respect to which appraisal rights were properly asserted) was converted into the right to receive $12.00 per share in cash, without interest. As a result of the merger, the Company became a wholly-owned subsidiary of Parent.
Approximately $128 million was required to fund and consummate the merger, including the retirement of outstanding Company debt of approximately $57 million in conjunction with the closing. Parent financed the transaction with cash on hand and borrowings under its existing credit facility.
A copy of the press release issued by Parent on December 4, 2006 announcing completion of the merger is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
The financial statements required by this item will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.
(b) Pro Forma Financial Information.
The pro forma financial information required by this item will be filed with the U.S. Securities and Exchange Commission by amendment as soon as practicable, but no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.
(d) Exhibits.
The following are filed as Exhibits to this Report:

Exhibit No.	Description of Exhibit
99.1	Press Release issued by infoUSA Inc. on December 4, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

infoUSA Inc. (Registrant)
December 4, 2006	/s/ STORMY DEAN
Stormy Dean
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by infoUSA Inc. on December 4, 2006.